UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Ginseng Holdings, Inc.
(Name of small business issuer in our charter)

Nevada	2023	20-3348253
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

64 Jie Fang Da Road Ji Yu Building A, Suite 1208 Changchun City, China	130022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone 01186-431-5790029

Budget Corp.
2050 Russett Way
Carson City, NV 89703
(775) 884-9380
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [2] [3]
Common Stock offered by our Selling Stockholders [4]	2,042,297	$.33	$673,958	$20.69
Common Stock underlying Warrants offered by our Selling Stockholders [4]	798,334	$.39	$311,350	$9.56
TOTAL				$30.25

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(3) Calculated under Section 6(b) of the Securities Act of 1933 as .0000307 of the aggregate offering price.

(4) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

CHINA GINSENG HOLDINGS, INC.

Selling shareholders are offering up to 2,042,297 shares of common stock. The selling shareholders will offer their shares at $.33 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We are also registering an additional 798,334 shares of common stock underlying warrants held by our selling stockholders. The selling shareholders cannot acquire the shares underlying these warrants until our shares are quoted on the OTC Bulletin Board and will be sold thereafter at prevailing market prices or privately negotiated prices. If all the warrants are exercised, we will receive $314,895.75 in proceeds. We will not receive proceeds from the sale of shares from the selling shareholders.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the Over the Counter Bulletin Board. There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board. Upon effectiveness of this registration statement, we intend to file a registration statement on Form 8-A. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2007.

TABLE OF CONTENTS
SUMMARY INFORMATION AND RISK FACTORS	6
RISK FACTORS	9
USE OF PROCEEDS	19
DETERMINATION OF OFFERING PRICE	20
DILUTION	20
SELLING SECURITY HOLDERS	20
PLAN OF DISTRIBUTION	22
LEGAL PROCEEDINGS	24
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
DESCRIPTION OF SECURITIES	28
INTEREST OF NAMED EXPERTS AND COUNSEL	28
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	29
DESCRIPTION OF BUSINESS	29
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
DESCRIPTION OF PROPERTY	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	44
EXECUTIVE COMPENSATION	46
FINANCIAL STATEMENTS	48
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	49
INDEMNIFICATION OF OFFICERS AND DIRECTORS	51
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	56
RECENT SALES OF UNREGISTERED SECURITIES	56
EXHIBITS	59

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

China Ginseng Holdings, Inc. was incorporated on June 24, 2004 in the State of Nevada. We conduct all of our business in China through our wholly-owned subsidiary, Yanbian Huaxing Ginseng Industry Co. Limited (“Yanbian Huaxing”). Yanbian Huaxing was originally established under the law of the People’s Republic of China (“PRC”) as a Sino-American joint venture on September 16, 2000.

On November 24, 2004, we acquired a 55% interest in Yanbian Huaxing and all non-crop and non- crop-related assets which were placed in Yanbian Xuaxing from Dunhua Huaxing for $200,000. Subsequently on September 23, 2005, we acquired the remaining 45% interest that we did not already own in Yanbian Huaxing from Dunhua Huaxing when Dunhua Huaxing contributed their minority interest in Yanbian Huaxing to us as a $529,575 contribution to capital, and received a certificate of approval issued by the Chinese government certifying Yanbian Huaxing as a Foreign-Owned Enterprise wholly-owned by us.

We have three other subsidiaries:

•
Jinlin Huamei Beverage Co. Ltd. (“Jinlin Huamei”): Jinlin Huamei is newly incorporated on October 19, 2005 as a foreign investment company in China. Jinlin Huamei will be in the business of manufacturing, distribution, and marketing of the drinks and beverage of Ginseng grape juice. It had not commenced its business as of the date of this registration statement.

•
Jilin Ganzhi Ginseng Produce Co. Ltd. (Formally known as “Meihekou Ginseng Co. Ltd.): On August 24, 2005, China Ginseng acquired a 100% interest in Jinlin Ganzhi Produce Co. for $93,364 in cash. It produces Ginseng juice sold in cans.

•
Mudanjiang Huaxing Ginseng Co. Ltd.: Mudanjiang was incorporated on June 5, 2006. Its principal business activity will also be in ginseng farming. It had not commenced its business as of the date of this registration statement. We need to raise $200,000 in equity capital to fulfill capital requirement and to operate. It is anticipated this will occur in late 2007.

Business

China Ginseng Holdings, Inc. is headquartered in Changchun City, Jilin Province, Peoples Republic of China. Our main business includes farming, processing, distribution and marketing of Asian Ginseng and related byproducts in the following varieties: white ginseng, red ginseng, ginseng energy drinks, ginseng seeds, and ginseng seedling.

•	White Ginseng: For pharmaceutical, health supplement, cosmetic industry and fresh consumption.

•	Red Ginseng: For pharmaceutical and fresh consumption.

•	Ginseng Products: Fresh-squeezed ginseng juice, ginseng slices, and ginseng powder.

•	Ginseng Seeds: Selling of ginseng seeds.

•	Ginseng Seedling: Selling of ginseng seedling.

We control through leases 3,705 acres of land approved by the Chinese government for Asian Ginseng growing.

The Offering

As of the date of this prospectus, we had 28,242,297 shares of common stock issued and outstanding.

Selling shareholders are offering up to 2,042,297 shares of common stock. The selling shareholders will offer their shares at $.33 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We are also registering an additional 798,334 shares of common stock underlying warrants held by our selling stockholders. The selling shareholders cannot acquire the shares underlying these warrants until our shares are quoted on the OTC Bulletin Board and will be sold thereafter at prevailing market prices or privately negotiated prices. If all the warrants are exercised, we will receive $314,895.75 in proceeds. We will not receive proceeds from the sale of shares from the selling shareholders.

There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board. To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Therefore, our shareholders will, in all likelihood, find it difficult to sell their securities.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December	June
	31,	30,
	2006	2006
	(Unaudited)
ASSETS
Total Assets	$4,715,022	$3,507,802
Total Current Liabilities	1,368,792	629,120
Retained earnings (accumulated deficit)	375,141	(46,536)
Total Stockholders’ Equity	3,346,230	2,878,682

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended December 31, 2006	For the Six Months Ended December 31, 2005	For the Year Ended June 30, 2006	For the Period June 24, 2004 (Inception) to June 30, 2005
	(Unaudited)	(Unaudited)
REVENUE	$1,225,325	$1,392,860	$1,703,809	$1,116,470
Cost of Goods Sold	666,250	741,160	797,002	404,627
Total Operating Expenses	137,014	479,658	721,681	692,377
NET INCOME (LOSS)	$421,677	$191,128	$203,998	$(250,534)

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

Because we depend upon a limited number of distributors and customers to resell and purchase our products, the loss of any major distributor or customer could significantly reduce our revenues.

During 2006, the following distributors accounted for the following approximated percentages of sales of our product:

•	Shenzhen Juenchuen Pharmacy Co Ltd 35%

We have derived and believed that we will continue to derive a significant portion of our revenue from a limited number of customers, which for 2006 was as follows:

•	Shenzhen Juenchuen Pharmacy Co. Ltd. 35%

The loss of any major distributor or customer could significantly reduce our revenues.

Because the management of our company is located in the PRC and we are materially dependent upon advisory services of a U.S. company, if we lose the services of the U.S. company, we may not be able to effectively function as a U.S. public company which could reduce the value of your investment.

None of the current members of our management have any experience in U.S. public companies and these individuals are not fluent in English, except our recently appointed director Stephen Lee. We have engaged White Pacific Securities, Inc. to provide us with various advisory and consulting services, including U.S. business methods and compliance with SEC disclosure requirements. We selected White Pacific Securities, Inc., of which Mr. Lee is a principal, to provide these services to us in part because its staff includes Chinese-speaking individuals with experience in the operation and regulatory framework applicable to U.S. public companies. Until such time as we are able to expand our board of directors to include English-speaking individuals who have experience with the operation and regulatory framework applicable to U.S. public companies, we are materially dependent upon our relationship with White Pacific Securities, Inc. Our contract with that company expires in October 2008. If for any reason White Pacific Securities, Inc. should fail to provide the contracted services at the anticipated levels or fails to extend its services and we have not added members to our board of directors with the requisite experience, the abilities of our board of directors to do business as a U.S. public company could be materially and adversely affected. In such instances, we may be unable to prepare and file reports as required by the Securities Exchange Act of 1934 on a timely basis which, if our securities become qualified for quotation on the OTCBB, could lead to our common stock being removed from the OTCBB.

Because certain agreements to which we are a party and which are material to our operations lack various legal protections which are customarily contained in similar contracts prepared in the United States, we may not be able to enforce our contracts which could reduce our revenues.

We are a Chinese company and all of our business and operations are conducted in China. We are a party to certain material contracts, including the planting agreements with the farmers who supply the ginseng used in our products. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our material contracts omit these types of clauses, notwithstanding the differences in Chinese and U.S. laws we may not have the same legal protections as we would if the contracts contained these additional provisions. We anticipate that contracts we enter into in the future will likewise omit these types of legal protections. While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, we cannot assure you that future events will not occur which could have been avoided if the contracts were prepared in conformity with U.S. standards, or what the impact, if any, of this hypothetical future events could have on us.

Our operating results will be subject to seasonal fluctuations, and adverse results in our second and third quarters will have a disproportionate impact on our results of operations for the year.

We expect that we may experience significant fluctuations in our quarterly results do to seasonal fluctuations in our net sales, with a disproportionate amount of our net sales realized during the second quarter ending December 31 and third quarter ending March 31 as ginseng is harvested in autumn, after necessary processing procedures, it is be available for sale in winter. If we were to experience lower than expected net sales during these quarters, it would have a disproportionate large impact on our operating results and financial condition for the year.

We depend on facilities to manufacture our products, which may be insufficiently insured against damage or loss, which could reduce the value of our assets and reduce our revenues.

We have no direct business operation, other than our ownership of our subsidiaries located in China, and our results of operations and financial condition are currently solely dependent on our subsidiary’s farming and manufacturing facilities in China. We do not currently maintain insurance to protect against damage and loss to our facilities and other leasehold improvements. Therefore, any material damage to, or the loss of, any of our facilities due to fire, severe weather, flooding or other cause, would not be shared with an insurance company, and if large enough, would have a material and negative effect on producing our products and on our financial condition. If the damage was significant, we could be forced to stop operations until such time as the facilities could be repaired, which could reduce our revenues.

The products and the processes we use could expose us to substantial liability, which could cause us to experience losses.

We face an inherent business risk of exposure to product liability claims in the event that the use of our technologies or products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that have received regulatory approval for commercial sale. To date, we have not experienced any problems associated with claims by users of our products. However, that does not mean that we will not have any problems with respect to our products in the future. We do not carry product liability insurance. The lack of product liability insurance may expose us to enormous risks associated with potential product liability claims which could cause us to experience losses.

Because our holding company structure creates restrictions on the payment of dividends, our ability to pay dividends is limited.

We have no direct business operations, other than our ownership of our subsidiaries. We paid 2,000,000 shares of stock dividends to our shareholders on September 15, 2005. While we have no current intention of paying additional dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. We do not presently have any intention to declare or pay dividends in the future. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

Our operations are subject to government regulation. If we fail to comply with the application regulations, our ability to operate in future periods could be in jeopardy.

We are subject to state and local environmental laws related to certification of water release. We are subject to registration and inspection by The Ministry of Agriculture of China with respect to the manufacture and distribution of veterinary medicines and the State Food and Drug Administration of China (SFDA) with respect to the manufacturing and distribution of traditional Chinese medicine extracts. We have a provincial license issued by Business Administration Bureau, Jilin Province. Although we are in substantial compliance with all provisions of those registrations, inspections and licenses and have no reason to believe that they will not be renewed as required by the applicable rules of the Central Government and the Jilin Province, any non-renewal of these authorities could result in the cessation of our business activities. In addition, any change in those laws and regulations could impose costly compliance requirements on us or otherwise subject us to future liabilities.

Our operations are located in China and may be adversely affected by changes in the political and economic policies of the Chinese government, which could reduce our revenues.

Our business operations may be adversely affected by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn have material and negative impact on the market price of our stock. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development ("OECD"). These differences include:

* economic structure;

* level of government involvement in the economy;

* level of development;

* level of capital reinvestment;

* control of foreign exchange;

* methods of allocating resources; and

* balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities which could lead to certain effects that would reduce our revenues. The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or reduce our revenues.

Future inflation in China may inhibit economic activity in China which could decrease the market for our products and our revenues.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. Although inflation has been more moderate since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect the market for our products and reduce our revenues.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations, reducing our revenues.

A renewed outbreak of SARS or another widespread public health problem in China, where all of our revenue is derived, and in Shandong, where our operations are headquartered, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

* quarantines or closures of some of our offices which would severely disrupt our operations,

* the sickness or death of our key officers and employees, and

* a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations, reducing our revenues.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively, which could reduce our profits.

Because all of our revenues are in the form of Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions, which could reduce our profits.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi, which could also lead to a reduction in our revenues.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position and the price of our common stock may be adversely affected. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiary in China would be reduced.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China's current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. On July 21, 2005 the PRC reported that it would have its currency pegged to a basket of currencies rather than just tied to a fixed exchange rate to the dollar. It also increased the value of its currency 2% higher against the dollar, effective immediately. If any devaluation of the Renminbi were to occur in the future, returns on our operations in China, which are expected to be in the form of Renminbi, will be negatively affected upon conversion to U.S. dollars. Although we attempt to have most future payments, mainly repayments of loans and capital contributions, denominated in U.S. dollars, if any increase in the value of the Renminbi were to occur in the future, our product sales in China and in other countries may be negatively affected and our revenues reduced.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China, which could reduce our ability to compete and our revenues.

The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China's regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected and our revenues could be reduced.

It may be difficult for stockholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders.

All of our assets are located outside the United States and all of our current operations are conducted in China. Moreover, all of our directors and officers are nationals or residents of China. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

We will need to raise additional capital to expand our operations in future periods. If we cannot raise sufficient capital, our ability to implement our business strategies and continue to expand and increase revenues will be at risk.

To fully implement our growth plan, over the next 12 months we anticipate that we may require additional working capital for increasing our inventory of raw materials and products, additional expansion of our facilities, salaries and wages for additional employees, increased marketing and advertising. We do not presently have sufficient working capital to fund the additional growth of our company, and we will need to raise additional working capital to complete this project. We do not presently have any external sources of capital and will in all likelihood raise the capital in a debt or equity offering. If we raise the necessary capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing to fund this project can be obtained on suitable terms, if at all. Our ability to continue to implement our growth strategy could suffer if we are unable to raise the additional funds on acceptable terms which will have the effect of adversely affecting our ongoing operations and limiting our ability to increase our revenues in the future.

Provisions of our articles of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our stockholders.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Nevada Revised Statutes also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders. These provisions may prevent a change of control of our company in situations where a change of control would be beneficial to our shareholders.

If our stock trades below $5.00 per share, and is quoted on the OTC Bulletin Board, our stock will be considered a "penny stock" which can reduce its liquidity.

If the trading price of our common stock is less than $5.00 per share, our common stock will be considered a "penny stock," and trading in our common stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

This prospectus permits selling security holders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes 2,675,570 shares being offered by existing stockholders, including 798,334 shares issuable upon the exercise of outstanding common stock purchase warrants exercisable at $.39 per share. To the extent that these shares are sold into the market for our shares, if developed, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

Our management decisions are made by Liu Chanzhen, Chairman of the Board; Wang Shuchun, President & CEO; and Ren Ying, Chief Financial Officer; if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise Liu Chanzhen, Chairman of the Board; Wang Shuchun, President & CEO; and Ren Ying, Chief Financial Officer. Because Liu Chanzhen, Chairman of the Board; Wang Shuchun, President & CEO; and Ren Ying, Chief Financial Officer are currently essential to our operations, you must rely on their management decisions. Liu Chanzhen, Chairman of the Board; Wang Shuchun, President & CEO; and Ren Ying, Chief Financial Officer after the offering. We have not obtained any key man life insurance relating to Liu Chanzhen, Chairman of the Board; Wang Shuchun, President & CEO; and Ren Ying, Chief Financial Officer. If we lose their services, we may not be able to hire and retain another similar officer with comparable experience. As a result, the lost services of Liu Chanzhen, Chairman of the Board; Wang Shuchun, President & CEO; and Ren Ying, Chief Financial Officer could reduce our revenues.

The offering price of $.33 per share has been arbitrarily set by our board of directors and accordingly does not indicate the actual value of our business.

The offering price of $.33 per share is not based upon earnings or operating history, does not reflect the our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future market price of our stock.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of December 31, 2006, there were 22,685,867 shares of our common stock held by non-affiliates, 2,042,297 of which are restricted, all of which are being registered hereunder, and 5,558,743 shares of our common stock held by affiliates, all of which are restricted as per Rule 144 of the Securities Act of 1933 defines as restricted securities. All of the non-restricted shares as well as all shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement and all restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Investors may have difficulty in reselling their shares.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all members of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. Two of four members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(1)(C) of the Securities Act and Section 21E(b)(1)(C) provide that the safe harbor for forward looking statements does not apply to statements made by companies such as ours that issue penny stock. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling shareholders.

The table below depicts how we will utilize the proceeds of this Offering in the event that 399,167 and 798,334 shares underlying the warrants are purchased.

Purpose	399,167 Shares	Percent	798,334 Shares	Percent

Offering Costs (1)	$20,000	12.7%	$20,000	6.35%
Legal Fees not related to offering (2)	$30,000	19.05%	$30,000	9.52%
General Operations (3)	$78,227	50.81%	$146,545	47.63%
Sales and Marketing (4)	$20,000	12.70%	$80,000	25.40%
Research and Development (5)	$7,448	4.74%	$34,896	11.1%

TOTAL:	$155,675	100%	$314,896	100%

(1) Offering Costs. We intend to engage White Pacific Securities, Inc. for consulting and advisory services in conjunction with the development of this registration statement. We currently intend to pay $20,000 of their fee from the proceeds of this offering.

(2) Legal Fees not related to offering. We intend to pay $30,000 of legal fees not related to this offering to prior corporate counsel.

(3) General Operations. These expenses are comprised primarily of upgrading ginseng drink manufacturing plants to automate our business, additional equipments to add capacity and for our online services, expenses for telecommunications, accounting, acquisition of office equipment and supplies.

(4) Sales and Marketing. Expenses incurred in connection with sales of services and products, including public relations and advertising expenditures.

(5) Research and Development. Expenses incurred to further develop our services and products to remain competitive and meet customer demands.

The amounts set forth above are estimates developed by management for the allocations of the net proceeds of this Offering based upon the current state of our business operations, our plans and current economic and industry conditions. To the extent we raise less than $157,488, we will apply the proceeds in the following order of priority: Offering costs: up to the first $20,000 raised; Legal Fees not related to the offering - up to the next $30,000 raised; General Operations - up to the next $78,227 raised; Sales and Marketing - up to the next $20,000 raised, Research and Development - up to the final $78,448 raised.

The actual allocation of funds will depend on our success and growth. If results do not meet our requirements, we will reallocate the proceeds among the other contemplated uses of proceeds, as prudent business practices dictate.

No proceeds will be used, directly or indirectly, for officers and directors.

Pending application by us of the net proceeds of the Warrant exercise, such proceeds may be invested in short-term, interest-bearing instruments.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares which was selected the price at which these shares were sold to non-affiliated investors in our private placement, in accordance with management’s discussions with the selling shareholders. This was also based upon our anticipated opening price if our stock becomes qualified for quotation on the OTCBB given our current net revenues and current net asset value. However, we have no written or oral agreement with any of our selling shareholders on this matter. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SECURITY HOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. These selling security holders acquired their shares by purchase exempt from registration primarily under Section 4(2) of the 1933 Act. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. With the exception of Stephen Lee, principal, Robert T Angle, shareholder, Echo Chien, Diana Vuong, employees, and Alex Shaw, registered representative, no selling stockholder is an affiliate of a broker-dealer. We will not receive any proceeds from the sale of the securities by the selling security holders.

Name	Total Shares Owned	Total Shares under Warrants	Shares Registered	Percentage Before Offering (1)	Percentage After Offering (2)	Relationship to us
Shao King Lao	661,790	220,597	882,387	2.34	0
Robert T Angle	174,155	58,052	232,207	*	0
Echo Chien	87,078	79,887	166,965	*	0
White Pacific Securities, Inc [3]; Stephen Lee, principal	174,155	58,052	232,207	*	0
Diana Vuong	26,936	9,877	36,813	*	0
Edward Chen	75,758	25,253	101,011	*	0
BAYCAL Financial Corp [3], Anthony Tsia, principal	151,515	50,505	202,020	*	0
Lawrence Dass	151,515	50,505	202,020	*	0
Patrick Tekeli	45,455	15,152	60,607	*	0
Qiufang Shen	15,152	5,556	20,708	*	0
Florence Tai	15,152	5,556	20,708	*	0
Qian Liu	30,303	10,101	40,404	*	0
Janita Wong	121,212	40,404	161,616	*	0
Janita Wong	21,212	7,071	28,283	*	0
Sun Y Juang	30,303	10,101	40,404	*	0
Richard Ri Ming Li	60,606	20,202	80,808	*	0
Alex Shaw		1,010	1010	*	0
Stephen C Lee	100,000	130,453	230,453	*	0	Director
Michael T. Williams	100,000	0	100,000	*	0	Attorney

TOTAL	2,042,297	798,334	2,840,631		0

[1] Calculation excludes exercise of warrants

[2] Assuming sale of all shares registered hereunder

[3] Persons listed as Principal are the natural persons that have the ultimate voting or investment control over the shares held by this selling stockholder. Mr. Lee is the principal of White Pacific Securities.

* Less than 1%

Blue Sky

Thirty-five states have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor’s Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Florida, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

Except for California, all our shareholders currently reside in these states or outside the U.S. We intend to make appropriate filings in California or comply with all secondary trading exemptions in such states, to permit sales of the securities registered in this offering.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 2,042,297 shares of common stock. The selling shareholders will offer their shares at $.33 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We are also registering an additional 798,334 shares of common stock underlying warrants held by our selling stockholders. The selling shareholders cannot acquire the shares underlying these warrants until our shares are quoted on the OTC Bulletin Board and will be sold thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders, or us we will file a post-effective amendment to this registration statement disclosing such matters.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. Our stock is currently requested to be qualified for trading on the Pink Sheets, although we have been assigned the symbol CSNG. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board rather than the Pink Sheets.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Liu Changzhen	49	Chairman of the Board
Wang Shuchun	62	President & CEO and Director
Ren Ying	45	Chief Financial Officer
Stephen Lee	40	Director

Liu, Changzhen.

02/2000 - 10/2005 Yanbian Huaxing Ginseng Industry Co., Ltd. Chairman of the Board
Oct 2005 - present China Ginseng Holdings, Inc. Chairman of the Board
In 1986 he received a bachelor degree from Northeast Normal University. In 2002 he received a master degree from Beijing Central Party Institution.

Wang, Shuchun joined us in 2005. From 1988 to 2005 he was President of Dunhua Huaxing Ginseng Inc. From 2005 to date he has been Executive President of China Ginseng Inc. In June 1989 he received a Bachelor Degree from Jilin Agricultural University.

Ren, Ying joined us in 2005. From 2001 to 2005 she was CFO of Guofu Group Inc., a manufacturer and exporter of auto parts. From 2005 to Present, she is CFO of China Ginseng Holdings, Inc. In June 1980, she received a Bachelor Degree from Taxation (Revenue) College.

Lee, Stephen - joined us in October 2005. From 1999 to present, he has been President and CEO of White Pacific Securities. From October 2005 to present, he has been a Director of China Ginseng Holdings, Inc. In 1988, he received a bachelor degree from San Francisco State University.

Directors serve for a one-year term. Our bylaws currently provide for a board of directors comprised of a minimum of one director.

Board Committees

We currently have no compensation committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in discussions concerning executive officer compensation.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding voting securities, our directors, our executive officers, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Name and Address	Number of Shares of Common Stock	Percentage
Liu Jing 21 Minqing Street, Daoli District, Har’erbin, China	2,220,839	8.39%
Wang Lianhua and Shuchun [1] No1, Building 6 Sun Village Century Living, West 3 Blvd. Kuancheng District Changchun City, China	2,513,749	8.9%
Stephen Lee [2] 68 Ridhardson Rd. Kensington, CA 94707	462,660	1.63%
Liu Changzhen No 23-6 Hongqi Street, Zhaoyang District, Changchun City, China	550,000	1.95%
All officers and directors as a group [4 persons]	5,747,248	20.35%

[1] Owned 1,963,749 in the name of Lianhua and 550,000 shares in the name of Shuchun Wang, husband and wife.

[2] Includes 462,660 shares owned by White Pacific Securities, Inc. of which Mr. Lee is the principal, including 188,505 shares underlying warrants.

This table is based upon information derived from our stock records. Applicable percentages are based upon 28,244,655 shares of common stock outstanding as of December 31, 2006.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our articles of incorporation and bylaws is qualified in its entirety. The articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 50,000,000 shares of common stock with $0.001 par value per share. As of the date of this registration statement, there were 28,242,297 shares of common stock issued and outstanding held by 237 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our by-laws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our Financial Statements as of June 30, 2006, and the results of operations and cash flows for the years ended June 30, 2006 and 2005 are audited by Meyler & Company, LLC, as experts in accounting and auditing.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa FL. Michael T. Williams, principal of Williams Law Group, P.A. owns 100,000 shares of our common stock, which shares are being registered in this registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our by-laws, subject to the provisions of Nevada Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development

China Ginseng Holdings, Inc. was incorporated on June 24, 2004 in the State of Nevada. We conduct all of our business in China through our wholly-owned subsidiary, Yanbian Huaxing Ginseng Industry Co. Limited (“Yanbian Huaxing”). Yanbian Huaxing was originally established under the law of the People’s Republic of China (“PRC”) as a Sino-American joint venture on September 16, 2000.

On November 24, 2004, we acquired a 55% interest in Yanbian Huaxing and all non-crop and non- crop-related assets which were placed in Yanbian Xuaxing from Dunhua Huaxing for $200,000. Subsequently on September 23, 2005, we acquired the remaining 45% interest that we did not already own in Yanbian Huaxing from Dunhua Huaxing when Dunhua Huaxing contributed their minority interest in Yanbian Huaxing to us as a $529,575 contribution to capital, and received a certificate of approval issued by the Chinese government certifying Yanbian Huaxing as a Foreign-Owned Enterprise wholly-owned by us.

We have three other subsidiary:

•
Jinlin Huamei Beverage Co. Ltd. (“Jinlin Huamei”): Jinlin Huamei is newly incorporated on October 19, 2005 as a foreign investment company in China. Jinlin Huamei will be in the business of manufacturing, distribution, and marketing of the drinks and beverage of Ginseng grape juice. It had not commenced its business as of the date of this registration statement.

•
Jilin Ganzhi Ginseng Produce Co. Ltd. (Formally known as “Meihekou Ginseng Co. Ltd.): On August 24, 2005, China Ginseng acquired a 100% interest in Jinlin Ganzhi Produce Co. for $93,364 in cash. It produces Ginseng juice sold in cans.

•
Mudanjiang Huaxing Ginseng Co. Ltd.: Mudanjiang was incorporated on June 5, 2006. Its principal business activity will also be in ginseng farming. It had not commenced its business as of the date of this registration statement. We need to raise $200,000 in equity capital to fulfill capital requirement and to operate. It is anticipated this will occur in late 2007.

Business

China Ginseng Holdings, Inc. is headquartered in Changchun City, Jilin Province, Peoples Republic of China. Our main business includes farming, processing, distribution and marketing of Asian Ginseng and related byproducts in the following varieties: white ginseng, red ginseng, ginseng energy drinks, ginseng seeds, and ginseng seedling.

We control through leases 3,705 acres of land approved by the Chinese government for Asian Ginseng growing.

Principal Products and their Markets

Our principal operations include farming, processing, distribution and marketing of organic Asian Ginseng generating its revenue from sales of white ginseng, fresh ginseng, ginseng seeds, and ginseng seedlings. For the year 2006 these products constituted the following percentages of our total revenues: White Ginseng 60%, Fresh Ginseng 7% Seeds and Seedlings 33%.

We market and sell direct to various pharmaceutical, health supplement, and cosmetic manufacturers and distributors throughout Asia, in countries such as Japan, Korea, Taiwan, Malaysia, Hong Kong as well as domestically in China.

In addition, we market and distribute its energy drink line, ginseng slices, and ginseng powder through various retail distribution channels throughout the greater Changchun region in China.

Distribution Methods

Domestic distribution: We sell direct to pharmaceutical, health care, and cosmetic product companies such as Beijing TONGRENTANG Pharmaceutical Group, Beijing SANLU Factory, and Liaoning Pharmaceutical & Health Care Product Company. Although we have agreements with these entities, they do not specify any minimum quantity to be purchased. The purchaser has the right to return the product if the quality inspection result is not satisfied. The revenues are booked on after the clients have inspected and accepted the shipment. The price is based upon market price and renegotiated each year.

International distribution: Major distribution centers are Japan, Southeast Asia, Hong Kong and Taiwan. Major distributors include Tsumura Pharmaceutical in Japan (under a long term contract as the exclusive agent), Da De Ginseng and Zhao Fa Medicine of Malaysia and Guan Mei International of Taiwan. Although we have agreements with these entities, they do not specify any minimum quantity to be purchased. The price is based upon market price and renegotiated each year.

In addition, we market and distribute our energy drink line, ginseng slices, and ginseng powder through various retail distribution channels throughout the greater Changchun China region.

During 2005, the following distributors accounted for the following approximated percentages of sales of our product:

•	Shenzhen Tsumura & Co of Japan 60%

•	Zhejiang Tianhui Health Supplement Co., Ltd. 15%

•	Beijing Tong Ren Tang 5%

•	Medical Supply Station of Fuzhou City, Fujian Province 10%

•	Medical Supplement Company of Liaoning Province 10%

40% of finished ginseng is sold in China domestic and 60% is sold internationally; 100% of Ginseng byproducts are sold in China.

Sources and Availability of Raw Materials

Asian Ginseng can only be cultivated under severely limited conditions demanding the almost perfect combination of terrain, altitude, and temperature. The growth cycle requires 5-6 years and once harvested, the land can not be used again (for ginseng planting) for at least 25-30 years. Suitable Asian Ginseng farm land is so limited the major challenge of this industry is controlling what land is available and continually developing techniques to increase production per acre.

Not surprisingly the price of quality Asian Ginseng has been on a steady upward trend. The average price of Asian white ginseng increased about 40% from $13.00 USD to $18.10 USD per kg from 1999 to 2003. Upward pressure on price has also been the result of the Chinese Government’s recent strong commitment to the ginseng industry. Policies and regulations to regulate the market, to promote sound scientific farming and sustainable harvesting (to protect the surrounding ecosystems) have all been implemented over the past five years.

China Ginseng currently controls some 3,750 acres of land approved by the Chinese government specifically for ginseng growing and cultivation. In addition We also provide Chinese ginseng seeds and continual professional technical support to farmers who own or lease plantable ginseng-favorable land. We then purchase back from these same farmers fresh ginseng50% of raw material (250,000 kg) is grown by us and the other 50% are from individual farmers. We purchase from these farmers ginseng with the price $1-3 above current market price for every kilo. Further, without our consent, the farmer can not sell to other parties. On average, we paid US$2.75 per kg to farmers. However, we produce more than enough of raw materials for our current use, and anticipate our crop supply to be more than sufficient through year 2015.

Manufacturing and Inventory

We have pioneered a new microwave drying technology which precisely controls the water retention during the ginseng drying process. This state-of-art technology is significantly more cost, time and energy efficient than the traditional “natural” drying method.

We maintain approximately 3 months finished product on hand, and we maintain approximately 10 months of raw materials for production.

We do not sell package medicine or supplements, therefore we are not required to be a Chinese Government Good Manufacturing Practice approved facility.

Seasonality

Our business is seasonal, with most customers placing orders in the first and fourth quarter in any year as our ginseng is harvested in autumn, after necessary processing procedures, it is be available for sale in winter.

Jilin Ganzhi Ginseng Produce Co. Ltd.

We purchased the business on June 2006, rent the existing facility, (which is located in Meiheko, Jilin), sold old inventories, but haven’t started producing any juice. We are planning to produce 2 types of canned ginseng drinks in the future. Because ginseng drink is considered as health supplement, we need to get government’s approval on the formula before they can produce. The targeted time for approval is September 2007.

Research and Development

We have had no significant research and development expenses in the past two years.

Intellectual Property

We market and distribute our ginseng energy drink, ginseng slices, and ginseng powder under the brand name of “Hua Mei.” “Hua Mei” is a registered trademark approved by the Chinese government.

Regulatory Environment

China is transitioning from a planned economy to a market economy. While the Chinese government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the Chinese economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the Chinese government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the Chinese government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating revenues may be reduced by changes in China's economic and social conditions as well as by changes in the policies of the Chinese government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

China’s legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, China began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in China and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

We are subject to many general regulations governing business entities and their behavior in China and in any other jurisdiction in which we have operations. In particular, we are subject to laws and regulations covering food, dietary supplements and pharmaceutical products. Such regulations typically deal with licensing, approvals and permits. Any change in product licensing may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability. Such regulatory environment also covers any existing or potential trade barriers in the form of import tariff and taxes that may make it difficult for us to export our products to certain countries and regions, such as Japan, South Korea and Hong Kong, which would limit our international expansion.

Because we are a wholly foreign owned enterprise, we are subject to the law on foreign investment enterprises in China, and the foreign company provisions of the Company Law of China, which governs the conduct of our wholly owned subsidiary and its officers and directors. Additionally, we are also subject to varying degrees of regulations and permit system by the Chinese government.

There are no regulations that restrict sales of ginseng externally, and we do not need a certificate for export. Each foreign country has different standards for importing our products; in the US for example requires FDA approval, which we do not have and thus do not export our products to the US. The company has no short-term plans to expand its products export to countries that it has not done business with before.

SAFE Regulations

We are subject to the recent PRC State Administration of Foreign Exchange regulations regarding offshore financing activities by PRC residents.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 ("January Notice") requiring registration with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The January Notice states that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals (a special purpose company, or SPC, as further defined in the October Notice described below) intends to acquire a PRC company, such acquisition will be subject to strict examination by the central SAFE, the SAFE bureau at the highest level, which requires disclosure by PRC resident individuals regarding their ownership status with an SPC or any other assets used in connection with the acquisition transaction.

In April 2005, SAFE issued another public notice ("April Notice") clarifying the January Notice. Under the April Notice, if a PRC company is acquired by an SPC, each of the PRC resident shareholders is required to submit a registration form to the local SAFE branch to register his or her respective ownership interests in the SPC, even if the transaction occurred prior to the January Notice. The PRC resident also must file amendments if there is a material event affecting the SPC, including a change to share capital, a transfer of shares, or if the SPC is involved in a merger and an acquisition or a spin-off transaction or uses its assets in the PRC to guarantee offshore obligations. A SAFE certificate will not be issued if the PRC residents fail to comply with the foregoing registration requirements. However, the April Notice does not specify the documentation required to complete the registration, nor does it specify the period during which the retroactive registration must be completed.

On October 21, 2005, SAFE issued the third public notice ("October Notice") effective from November 1, 2005, which superseded the January Notice and April Notice. It defines an "SPC" as an offshore company directly or indirectly formed by or controlled by PRC resident entities or PRC resident individuals for the purpose of equity financing (including financing by convertible bonds) using the assets or interests in a PRC entity. It narrows the scope of the registration requirements to circumstances where PRC residents form or control an SPC, and clarifies the documentation requirements and the time to complete the registration procedures. The October Notice also states that the registration approval authority is the local SAFE, and not the central SAFE, as contemplated by the January Notice. See "Risk Factors-Risks Related to Doing Business in the PRC" for a discussion of the risks relating to the failure to comply with the SAFE regulations.

We submitted the Managing Placement Agent Agreement to our local SAFE, and have legally acquired our subsidiary Yanbian by injecting capital from the US.  We received business certificate certifying that Yanbian is a subsidiary of China Ginseng Holdings, Inc. (US).

Compliance with Environmental Law

We comply with the Environmental Protection Law of China and its local regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Our costs of compliance with applicable environmental laws are minimal, since the manufacturing of herbal-based pharmaceutical, soybean protein peptides products and health supplement products would generate very limited damages, if any, to the environment. Penalties would be levied upon us if we fail to adhere to and maintain certain standards. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, but no assurance can be given in this regard.

Competition

The market in China for ginseng is extremely competitive. According to official statistics, at peak time, there are more than four companies engaged in ginseng production in China. The fierce competition within the ginseng industry for planting land is compounded by the Chinese government’s recent promotion of forestation in state-owned forests. This has dramatically reduced the woodland available for ginseng planting

Our major competitors are Changbai Baoquan Mountain, Changbai Ni Li River, Ji An Ginseng and Antler Company & The First Fu Song Ginseng Farm. We rank in the middle of these competitors, the larger of which in general have greater financial and personnel resources and have achieved greater market penetration than we have.

We believe we compete in this market based upon:

•	Land Resources Controlled

•	Research and Development

•	Ginseng cultivation systems and techniques.

•	Microwave drying technology Established Distribution Network

•
Business Model which provides Chinese ginseng seeds and continual professional technical support to farmers who own or lease plantable ginseng-favorable land and then purchasing back from these same farmers fresh ginseng.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this Form SB-2.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As such, in accordance with the use of accounting principles generally accepted in the United States of America, our actual realized results may differ from management’s initial estimates as reported. A summary of our significant accounting policies are located in the notes to the financial statements which are an integral component of this filing.

Results of Operations

Six Month Period ended December 31, 2006 Compared to Six Months ended December 31, 2005

Revenue

Our revenues of $1,225,325 for the six months ending December 31, 2006 decreased by over 12% when compared to revenues for the six months ending December 31, 2005 of $1,392,860. The decrease in revenue was primarily due to the fact that several of our customers delayed their orders due to a change in the customer’s sales cycle, for three to six months, which combined for approximately $500,000. Accordingly, our revenues of $1,225,325 may not be indicative of the revenues from these operations in future periods, as the timing of customers orders vary according to their business needs (with most customers placing orders in the first and fourth quarter in any year as our ginseng is harvested in autumn, after necessary processing procedures, it is be available for sale in winter), which would potentially cause revenues earnings to fluctuate in future periods, and the Company expects to introduce new ginseng-based products such as a fresh squeezed ginseng drink and ginseng-based health supplements, which would represent new sources of revenues for the Company. Our revenue for the six months ending December 31, 2005 of is primarily from the fall harvest of ginseng and the sale of the ginseng and ginseng by-products, including finished white ginseng, seeds and seedlings

Costs of Revenues

Our Costs of Goods Sold, as a percentage of revenue, remained stable at 54.37%, increased slightly from 53.2% for the six months ended December 31, 2005 due to increasing labor costs and raw materials. We anticipate this trend to continue and may adjust our per unit price upwards to reduce the impact of rising costs.

Expenses

Our expenses consist of selling, general and administrative expenses, compensation, and depreciation and amortization.

•
Selling, general, and administrative expenses were reduced from $72,413 for the six months ended December 31, 2005 to $59,623 for the six months ended December 31, 2006, a decrease of 17.6%. The main reason for the reduction was that incidental travel expenses related to the acquisition of new customers have decreased since the Company has developed a base of existing customers and has accordingly began using more cost-effective means, such as telephone, fax, and e-mail, to communicate with its clients. We expect selling, general, and administrative expenses to increase in future periods as we initiate a number of marketing and promotional activities.

•
Compensation decreased from $395,015 for the six months ended December 31, 2005 to $72,089 for the six months ended December 31, 2006, a reduction of 81%. This decrease is primarily due to the non-recurring stock based compensation for the six months ended December 31, 2005 that were not incurred during the six months ended December 31, 2006. Compensation expenses may increase in future periods should we engage in the development of additional ginseng farms.

•	We had depreciation and amortization expenses of $5,302 for the six months ended December 31, 2006, which included leasehold improvement, machinery and equipment, motor vehicles, and office equipment.

Income Taxes

We are subject to income taxes in the US, while the subsidiaries are subject to the income tax laws of China. Various subsidiaries in China receive different income tax incentives because they are qualified foreign investment companies in China and encouraged by the local governments. However, the government of China is currently considering certain tax reforms, which will potentially bring down the overall statutory income rate and result in a unified rate for both foreign companies (such as China Ginseng) and private Chinese companies. It is uncertain when the new policy will come into effect or how it will impact our tax rate.

We paid no income taxes for the six months ended December 31, 2006.

Net Income

We achieved net income of $421,677 for the six months ended December 31, 2006, up from $191,128 for the six months ended December 31, 2005. The 220% increase was primarily due to the reduction of operating expenses, particularly compensation.

Year ended June 30, 2006 Compared to Year ended June 30, 2005

Revenue

Our revenues of $1,703,809 for the year ended June 30, 2006 increased by over 52% when compared to revenues for the year ended June 30, 2005of $1,116,470. The increase was primarily due to increased sales volume and the fact that we increased the per unit price of our products by an average of approximately 12%.

Costs of Revenues

Our Costs of Goods Sold, as a percentage of revenue, increased to 47% for the year ended June 30, 2006 from 36% for the year ended June 30, 2005 due to increasing labor costs and raw materials. We anticipate this trend to continue and may adjust our per unit price upwards to reduce the impact of rising costs.

Expenses

Our expenses consist of selling, general and administrative expenses, compensation, and depreciation and amortization.

•
Selling, general, and administrative expenses was reduced from $93,469 for the year ended June 30, 2005 to $219,612 for the year ended June 30, 2006, an increase of 135%. The main reason for the increase was going-public expenses that the Company incurred during the year ended June 30, 2006. We expect this to continue as we are still in the going public process.

•
Compensation decreased from $591,410 for the year ended June 30, 2005 to $484,484 for the year ended June 30, 2006, a reduction of 18%. This decrease is primarily due to the reduction of non-recurring labor expenses associated with the development of new ginseng farms during the year ended June 30, 2006. Compensation expenses may increase in future periods should the Company engage in the development of additional ginseng farms.

•	We had depreciation and amortization expenses of $17,585 for the year ended June 30, 2006, which included leasehold improvement, machinery and equipment, motor vehicles, and office equipment.

Income Taxes

We are subject to income taxes in the US, while the subsidiaries are subject to the income tax laws of China. Various subsidiaries in China receive different income tax incentives because they are qualified foreign investment companies in China and encouraged by the local governments. However, the government of China is currently considering certain tax reforms, which will potentially bring down the overall statutory income rate and result in a unified rate for both foreign companies (such as China Ginseng) and private Chinese companies. It is uncertain when the new policy will come into effect or how it will impact our tax rate.

We paid no income taxes for the year ended June 30, 2006.

Net Income

We achieved net income of $203,998 for the year ended June 30, 2006 after experiencing a loss of $250,534 for the year ended June 30, 2005. The increase was primarily due to an increase in sales and the acquisition of the remaining 45% of Yanbian Huaxing we did not already own that previously drew $270,000 from the Company’s income for the year ended June 30, 2005.

Commitments and Contingencies

The Company has employment contracts with five individuals including the President of the Company. The contracts commenced December 2005 and are in effect for the two years ending December 31, 2007. The agreement provides for annual salaries of approximately $1,200 per employment contract. The total commitment per year is approximately $6,000.

The Chinese government owns all the land in China. Currently, the Company has grants from the Chinese government for approximately 1,500 hectors of land (3,705 acres) to grow Ginseng. These grants are for twenty years. There is no assurance that the Chinese government will continue to renew these grants in the future.

The Company is obligated to pay $200,000 for the paid up capital of Mudanjiang Huaxing Ginseng Co. Limited for the operations of this subsidiary.

Foreign Currency Translation

The Company has determined the People's Republic of China Chinese Yuan Renminbi to be its functional currency. Assets, except for fixed assets and amortization, and liabilities were translated to U.S. dollars at the period-end exchange rate. Fixed assets and amortization were translated to U.S. dollars at the historic rate. Statement of operations amounts were translated using the average rate during the year. Gains and losses resulting from translating foreign currency financial statements are accumulated in other comprehensive income (loss) a separate component of stockholders’ equity.

Liquidity and Capital Resources

At June 30, 2006
Current Ratio	5.10
Cash	$94,748
Working Capital	$2,578,039
Total Assets	$3,507,802
Total Liabilities	$629,120

Total Equity	$2,878,682
Total Debt / Equity	0.22

* Current Ratio = Current Assets / Current Liabilities

** Total Debt / Equity = Total Liabilities / Total Shareholders’ Equity

The Company had cash and cash equivalents of $94,748 at June 30, 2006. The Company had a working capital of $2,578,039 at June 30, 2006.

Net cash used in operating activities for the year ended June 30, 2006 was ($181,419), as compared to ($304,134) used in the year ended June 30, 2005. Net cash provided by (used in) operating activities for the six months ended December 31, 2006 was ($203,305), as compared to $147,031 provided by the same period in 2005. These increases in cash provided from (used in) operating activities is primarily the result of acquisition of 45% of Yanbian Huaxing we did not already own which eliminated the minority interest share of net income during the year ended June 30, 2006.

Net cash used in investing activities was ($11,064) for the six months ended December 31, 2006 compared to net cash used of ($47,172) for the same period in 2005. Net cash used by investing activities was ($160,436) for the year ended June 30, 2006, as compared to net cash used of ($200,361) for the year ended June 30, 2005.

Net cash provided by (used in) financing activities was $104,457 for the six months ended December 31, 2006 compared to ($114,498) used in the same period in 2005. The increase was primarily a result of a change in cash flows related to proceeds from notes payable from related parties. Net cash provided by financing activities was $443,390 for the year ended June 30, 2006 compared to cash used in the amount of $518,963 for the year ended June 30, 2005.

At December 31, 2006, we had no material commitments for capital expenditures other than for those expenditures incurred in the ordinary course of business. We do plan to construct new production facilities in 2008, the capital requirement for which is expected to be arranged through a combination of debt and equity financing.

We relied on borrowed funds from related parties, including officers and directors of the Company, to financing working capital requirements. At December 31, 2006, we had notes payables of approximately $369,799 to related parties. These amounts are due on demand and do not accrue interest. While the Company expects to have sufficient working capital for the next 12 months funded internally from cash flow generated from sales of ginseng products, the directors and officers of the Company is committed to providing loans to the Company for working capital requirements should the need arise.

Seasonality

Sales occur mostly between October and March each year. Sales between April and September are usually significantly lower.

Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As such, in accordance with the use of accounting principles generally accepted in the United States of America, our actual realized results may differ from management’s initial estimates as reported. A summary of our significant accounting policies are located in Note B of the financial statements which are an integral component of this filing.

Legal Proceedings

None.

Interest Rate Risk

We do not have significant interest rate risk, as our debt obligations (i.e., notes payable to officers and directors) do not accrue interest.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 64 Jie Fang Da Road, Ji Yu Building A, Suite 1208, Changchun City, China 130022. The corporate headquarters occupy approximately 1,721 square feet and is on a 6-year lease contract. Rent is $5,000 a year.

The majority of the plantation is located in the City of Yanbian, Jilin Province, China. We own free and clear the office building located in the city of Yanbian, which is approximately 4,519 square feet, and it is used for office/administrative purposes.

We also own free and clear in the City of Yanbian, China our processing center, which is consisted of 7,090 square feet of space; warehouse space of 1366 square feet; and seasonal filed worker dormitory of 688 square feet.

In the City of Yanbian, we also own the right to use the parcel of land (129,120 square feet approximately) where these facilities are located.

We have approval for Ermu Forestry’s 800 hectares land from Ermu County Government, Tunhua City under a 20 year grant from the government which commenced June 15, 2000. We have a land lease agreement between Heilongjiang Province Muling Forestry Bureau and Huaxing Ginseng Industry Co for providing 700 hectares of forest to grow ginseng under a 20 year grant from the government which commenced on Jan 8, 2005.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property in insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the date of the acquisition of Yanbian, the officers and directors set forth below have advanced us $265,342 and $369,799 at June 30, 2006 and December 31, 2006, respectively. These officers and directors are also affiliated with Dunhua Huaxing Ginseng. The advances are unsecured, non-interest bearing, and are payable on demand.

30-Jun-2006

Kong Fan Rong	$25,126
Liu Chang Zhen	112,056
Wang Shu Chun	59,222
Wang Kai	66,923
Zhang Yu Xiang	1,209
Wang Qing Lu	806

Total	$265,342

31-Dec-2006

Kong Fan Rong	$26,453
Liu Chang Zhen	188,533
Wang Shu Chun	67,050
Wang Kai	87,763

Total	$369,799

On November 24, 2004, we acquired a 55% interest in Yanbian Huaxing and all non-crop and non- crop-related assets which were placed in Yanbian Xuaxing from Dunhua Huaxing for $200,000. Subsequent thereto, we acquired crop and crop-related assets from Dunhua Huaxing for a non-interest bearing demand note in the amount of $2,078,986. Subsequently on September 23, 2005, we acquired the remaining 45% interest that we did not already own in Yanbian Huaxing from Dunhua Huaxing when Dunhua Huaxing contributed their minority interest in Yanbian Xuaxang to us as a $529,575 contribution to capital, and received a certificate of approval issued by the Chinese government certifying Yanbian Huaxing as a Foreign-Owned Enterprise wholly-owned by us. Wang Shu Chun was our officer and direct at time of these transactions.

On July 29, 2005, we entered into a Managing Placement Agent Agreement with White Pacific Securities, Inc., San Francisco, CA 94104, an NASD Broker/Dealer of which Mr. Stephen Lee, one of our directors, is the principal. The Managing Placement Agent was retained to place, exclusively, and on a best efforts basis, 6,060,606 shares of common stock of the Company and warrants to purchase 2,020,202 shares of common stock of the Company Simultaneously with the execution of the Managing Placement Agent Agreement, we paid up-front fees of $12,500. In addition, White Pacific received $23,166.67 for cash commission equal to 10.0% of the gross proceeds raised by White Pacific and a non-accountable expense allowance equal to 3.0% of the gross proceeds raised by White Pacific. White Pacific was also issued warrants to purchase 614,009 shares of our common stock at an exercise price of $0.39 per share. These warrants shall have the same terms and registration rights as the Warrants. White Pacific was also given the right of first refusal, for a period of 18 months after the Termination Date of the Agreement, to act in the capacity of placement agent and/or underwriter on our future private placement offerings and initial and secondary public offerings. On October 10, 2005, we issued 1,200,000 shares of the common stock at $0.32 per share, based upon an independent valuation, to White Pacific Securities for consulting services. Stock based compensation of $386,220 was recorded.

We believe the transactions and agreements with related parties were comparable to terms we could have obtained from non-affiliated parties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

We received the symbol CSNG for trading our securities on the Pink Sheets on 12/21/05. Although we have received a symbol, we have not commenced trading, as the commencement of trading on the Pink Sheets now required the 211 clearance by the NASD for which an NASD Market Maker has applied but has not yet received clearance.

Options, Warrants, Convertible Securities

We have the following warrants outstanding: Warrants to acquire 798,334 shares of our common stock at a price of $.39 per share, exercisable for up to five years from September 1, 2005.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•  Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•  Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•  Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

•  Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol.

Holders

As of the date of this registration statement, we had 237 holders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the board of directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through December 31, 2006, assuming this registration statement is declared effective before that date. By filing a Form 8-A, we will continue as a mandatory reporting company and will be subject to the proxy statement or other information requirements of the 1934 Act.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended June 30, 2006 and June 30, 2005 by our CEO.

Name & Principal Position	Year	Salary ($)		Non-cash compensation
Wang Shuchun CEO, President, and Director	2006 2005	$ $	4,500 4,500

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer.

Employment Contracts

We have the following employment contracts:

Ms. Ren, Ying, Chief Executive of Finance:

Main responsibilities of the position are as follows:

1.
Oversee the corporate finance in accordance with the Accounting Regulations of the People’s Republic of China, General Principles of Corporate Finance, and Financial Management System developed by the company.

2.
Assist the president to manage and supervise corporate finance, perform the financial decisions by the board of directors accurately, take charge of the allocation of all the corporate capitals, manage the capitals of the company’s investments, handle the operation of the corporate capitals and related activities, and manage the securities of the company.

3.	Develop corporate financial plan, control auditing analysis, raise capitals legally, make use of the corporate assets effectively, and make every effort to increase the corporate economic benefits.

4.	Supervise and manage the finances of the subsidiaries of the company.

5.	Coordinate financial and related activities with the departments dealing with business, tax, and banks.

Employment period is three years from December 2005 to December 2007. Monthly wage is $250. According to the law of the state, employment health insurance will be provided.

Mr. Liu, Changzhen, Chairman

The monthly wage is $375. Permanent employment period is three years from March 2005 to March 2008. According to the law of the state, employment health insurance will be provided.

Mr. Wang, Shuchun, Chief Executive Officer

The monthly wage is $375. Employment period Is three years from December 2005 to December 2008. According to the law of the state, employment health insurance will be provided.

Board Compensation

Except for Mr. Liu, members of our Board of Directors do not receive any form of compensation, cash or otherwise, for their services as Directors, although some Directors are reimbursed for reasonable expenses incurred in attending Board or committee meetings.

FINANCIAL STATEMENTS

Table of Contents

Report of Independent Registered Public Accounting Firm	F 1

Consolidated Balance Sheets, December 31, 2006 (Unaudited) and	F 2
June 30, 2006

Consolidated Statements of Operations, for the six months ended	F 3
December 31, 2006 and 2005 (Unaudited), for the year ended
June 30, 2006 and for the period June 24, 2004 (Inception) to June 30, 2005.

Consolidated Statements of Cash Flows, for the six months ended	F 4
December 31, 2006 and 2005 (Unaudited), for the year ended June 30, 2006 and for the period June 24, 2004 (Inception) to June 30, 2005.

Consolidated Statement of Stockholders’ Equity for the six months ended	F 6
December 31, 2006 (Unaudited), for the year ended June 30, 2006, and for the Period June 24, 2004 (Inception) to June 30, 2005

Notes to Consolidated Financial Statements, for the six months ended	F 8
December 31, 2006 and 2005 (Unaudited), for the year ended
June 30, 2006 and for the period June 24, 2004 (Inception) to June 30, 2005.

MEYLER & COMPANY, LLC
CERTIFIED PUBLIC ACCOUNTANTS
ONE ARIN PARK
1715 HIGHWAY 35
MIDDLETOWN, NJ 07748

Report of Independent Registered Public Accounting Firm

Board of Directors
China Ginseng Holdings, Inc. and Subsidiaries
Chang Chun City, China

We have audited the accompanying consolidated balance sheets of China Ginseng Holdings, Inc. and Subsidiaries as of June 30, 2006 and 2005 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended June 30, 2006 and for the period June 24, 2004 (Inception) to June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Ginseng Holdings, Inc. and Subsidiaries as of June 30, 2006 and 2005, and the results of its consolidated operations and its consolidated cash flows for the year June 30, 2006 and for the period June 24, 2004 (Inception) to June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Meyler & Company, LLC

Middletown, NJ
December 4, 2006

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2006	2006
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$30,707	$94,748
Accounts receivable	839,951	79,346
Inventory	3,449,491	2,790,684
Prepaid expenses	94,214	242,381
Total Current Assets	4,414,363	3,207,159

EQUIPMENT, net of accumulated depreciation of $50,363 and
$41,268 at December 31, 2006 and June 30, 2006, respectively	237,930	235,961

Goodwill	26,585	26,585

Intangible Assets-patents, net of accumulated amortization of
$2,643 and $690 at December 31, 2006 and June 30, 2006, respectively	36,144	38,097

Total Assets	$4,715,022	$3,507,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$367,773	$15,695
Accrued expenses	73,839	49,250
Other payables	557,381	298,833
Notes payable to officers and directors	369,799	265,342
Total Current Liabilities	1,368,792	629,120

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 50,000,000 shares
authorized, 28,242,297 shares issued and outstanding
at December 30, 2006 (unaudited) and June 30, 2006,
respectively	28,243	28,243
Additional paid-in capital	2,918,230	2,918,230
Retained earnings (accumulated deficit)	375,141	(46,536)
Accumulated other comprehensive income (loss)	24,616	(21,255)

Total Stockholders’ Equity	3,346,230	2,878,682

Total Liabilities and Stockholders’ Equity	$4,715,022	$3,507,802

See accompanying notes to financial statements.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

				For the Period
				June 24, 2004
	For the Six	For the Six	For the	(Inception) to
	Months Ended	Months Ended	Year Ended	Months Ended
	December 31,	December 31,	June 30,	June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)

REVENUE	$1,225,325	$1,392,860	$1,703,809	$1,116,470

COST OF GOODS SOLD	666,250	741,160	797,002	404,627

GROSS PROFIT	559,075	651,700	906,807	711,843

OPERATING EXPENSES
Selling, general and administrative expenses	59,623	72,413	219,612	93,469
Compensation	72,089	395,015	484,484	591,410
Depreciation and amortization	5,302	12,230	17,585	7,498
Total Operating Expenses	137,014	479,658	721,681	692,377

INCOME FROM OPERATIONS	422,061	172,042	185,126	19,466

OTHER INCOME (EXPENSE)
Other Income	-	-	67	-
Interest Income	16	-	251	-
Interest Expense	(400)	(3,621)	(4,243)	-
Total Other Expenses	(384)	(3,621)	(3,925)	-

NET INCOME BEFORE	421,677	168,421	181,201	19,466
MINORITY INTEREST

MINORITY INTEREST IN	-	22,707	22,797	(270,000)
INCOME OF SUBSIDIARY

NET INCOME (LOSS)	$421,677	$191,128	$203,998	$(250,534)

NET INCOME (LOSS) PER COMMON
SHARE - Basic and diluted	$0.01	$0.01	$0.01	$(0.02)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - Basic and diluted	28,242,297	24,434,000	26,149,048	16,560,417

See accompanying notes to financial statements.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

				For the Period
	For the Six	For the Six	For the	June 24, 2004
	Months Ended	Months Ended	Year Ended	(Inception) to
	December 31,	December 31,	June 30,	June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$421,677	$191,128	$203,998	$(250,534)
Adjustments to reconcile net income to net cash
from operating activities:
Minority interest share of net income		(22,707)	(22,797)	270,000
Stock based compensation		386,200	455,204	591,410
Depreciation and amortization	11,047	12,230	17,585	7,498
Changes in assets and liabilities:
Increase in accounts receivable	(760,605)	(538,537)	(78,666)	-
Increase in prepaid expenses	148,166	(156,859)	(207,062)	(27,343)
Increase in inventory	(658,806)	(409,450)	(804,287)	(945,809)
Increase (decrease) in accounts payable	352,079	-	(47,885)	43,372
Increase in other payable	258,548	622,599	260,423	-
Increase in accrued expenses	24,589	62,427	42,068	7,272
Net Cash (Provided By) Used in Operating Activities	(203,305)	147,031	(181,419)	(304,134)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary Jilin Ganzhi Ginseng
Produce Co. Limited, net of cash acquired	-	-	(76,132)	-
Investment in subsidiary Yanbian Huaxing.
Ginseng Industry Co., Ltd.	-	-	-	(200,000)
Purchase of intangible assets	-	-	(25,025)	-
Purchase of equipment	(11,064)	(47,172)	(59,279)	(361)
Net Cash Used in (Provided By) Investing Activities	(11,064)	(47,172)	(160,436)	(200,361)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (payments to) loan payable to
related parties	104,457	52,502	57,390	207,953
Decrease in amount payable to minority shareholders	-	(167,000)	(167,000)	-
Cash acquired in acquisition	-	-	-	111,010
Proceeds from additional paid in capital	-	-	551,157	-
Sale of common stock	-	-	1,843	200,000
Net Cash (Used In) Provided by Financing Activities	104,457	(114,498)	443,390	518,963

EFFECT OF EXCHANGE RATE ON CASH	45,871	24,814	(21,255)	-

(DECREASE) INCREASE IN CASH	(64,041)	10,175	80,280	14,468
CASH AT BEGINNING OF YEAR	94,748	14,468	14,468	-
CASH AT END OF YEAR	$30,707	$24,643	$94,748	$14,468

See accompanying notes to financial statements.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

				For the Period
	For the Six	For the Six	For the	June 24, 2004
	Months Ended	Months Ended	Year Ended	(Inception) to
	December 31,	December 31,	June 30,	30-Jun
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:

CASH PAID FOR INTEREST			$4,243
NON CASH FINANCING ACTIVITIES
Conversion of minority interest to equity			529,575
Conversion of loan to paid in capital			617,284
Issuance of common stock for consulting services		$386,200	455,204	$591,410
Buildings and equipment				163,801
Inventory				163,385
Accounts payable				(20,208)
Due from related party				64,294
Due to minority interest holder				(282,282)
Inventory transferred to Company from related
party subsequent to acquisition				848,577
Acquiring the 45% interest of investment in
Yanbian by issuance of share capital		529,575

See accompanying notes to financial statements.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED JUNE 30, 2006 AND
FOR THE PERIOD JUNE 24, 2004 (INCEPTION) TO JUNE 30, 2005 AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 (UNAUDITED)

				Retained	Accumulated
			Additional	Earnings	Other	Total
	Common Stock		Paid-in	(Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Capital	Deficit)	Income (Loss)	Equity
Proceeds from sale of
common stock @$0.01
per share	22,000,000	$22,000	$178,000			$200,000
Issuance of common
shares for professional
services @ $0.20 per
share	3,000,000	3,000	588,410			591,410
Net loss for the period
ended June 30, 2005				$(250,534)		(250,534)
Balance, June 30, 2005	25,000,000	25,000	766,410	(250,534)	-	540,876

Issuance of common
stock to White Pacific
Securities for
professional services
@ $0.32 per share	1,200,000	1,200	385,000			386,200
Issuance of common
shares in Private
Placement @ $0.32
per share	1,675,758	1,676	537,646			539,322
Issuance of warranties in
Private Placement
@ $0.02 per share			13,678			13,678
Issuance of common
stock and warranties
to brokers in lieu of
cash commissions
@$0.32 and $0.02
per share, respectively	166,539	167	(167)
Issuance of common
tock to White Pacific
Securities for
professional services
@ $0.35 per share	100,000	100	34,402			34,502
Issuance of common
stock to Island Stock
Transfer for
professional services
@ $0.35 per share	100,000	100	34,402			34,502
Conversion of minority
interest to additional
paid in capital			529,575			529,575

See accompanying notes to financial statements.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED JUNE 30, 2006 AND
FOR THE PERIOD JUNE 24, 2004 (INCEPTION) TO JUNE 30, 2005 AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005 (UNAUDITED)

				Retained	Accumulated
			Additional	Earnings	Other	Total
	Common Stock		Paid-in	(Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Capital	Deficit)	Income (Loss)	Equity
Additional investment by founding shareholders			617,284			617,284
Adjustment for exchange
rate changes					$(21,255)	(21,255)
Net income for the year
ended June 30, 2006				203,998		203,998
Balance, June 30, 2006	28,242,297	28,243	2,918,230	(46,536)	(21,255)	2,878,682

Adjustment for exchange
rate changes					$45,871	45,871
Net income for the six
months ended
December 31, 2006				421,677		421,677
Balance, December 31, 2006	28,242,297	$28,243	$2,918,230	$375,141	$24,616	$3,346,230

See accompanying notes to financial statements.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2006 AND
THE PERIOD JUNE 24, 2004 (INCEPTION) TO JUNE 30, 2005 AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005 (UNAUDITED)

NOTE A - NATURE OF BUSINESS

China Ginseng Holdings, Inc. and Subsidiaries (the “Company”), incorporated under the laws of Nevada on June 24, 2004, operating through its 55% owned subsidiary Yanbian Huaxing Ginseng Industry Co. Limited (“Yanbian Huaxing”) acquired on November 24, 2004, located in China, is in the business of farming, processing, distribution, and marketing of Asian Ginseng. On November 24, 2005, the Company acquired the remaining 45% interest in Yanbian Huaxing and then Yanbian Huaxing became the Company’s wholly owned subsidiary.

Yanbian Huaxing controls, through 20 year leases granted by the Chinese Government, approximately 1,500 hectors (3,705 acres) of land used to grow ginseng. The Company had no operations prior to November 24, 2004.

On August 24, 2005, the Company acquired Jilin Ganzhi Ginseng Produce Co. Limited whose principal business is the manufacture of Ginseng drinks. The net asset value at the date of acquisition is indicated in Note C.

On October 19, 2005, the Company incorporated a new company called Jilin Huamei Beverage Co. Limited (“Jilin Huamei”). To date, Jilin Huamei has not commenced any operations.

On June 5, 2006, the Company formed another company called Mudanjiang Huaxing Ginseng Co. Limited whose principal activity is also farming.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Common Stock Split

On August 7, 2005, the Company effected a 10 for 1 stock split. At the time of the split, 23,000,000 shares of common stock were issued and outstanding. Shareholders owning 3,000,000 shares of common stock waived their right to receive additional shares as part of the stock split. Accordingly, the stock split was effected on 20,000,000 shares of common stock. All per share and per share information has been retroactively adjusted to reflect the stock split.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of China Ginseng Holdings Inc. and its subsidiaries, namely, Yanbian Huaxing Ginseng Co. Limited., Jilin Huamei Beverage Co. Limited, Jilin Ganzhi Ginseng Produce Co. Limited, and Mudanjiang Huaxing Ginseng Co. Limited. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statement in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statement and related notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less when purchased to be cash equivalents. There are no cash equivalents at December 31, 2006 and December 31,, 2005.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2006 AND
THE PERIOD JUNE 24, 2004 (INCEPTION) TO JUNE 30, 2005 AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005 (UNAUDITED)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

The Company has determined the People's Republic of China Chinese Yuan Renminbi to be its functional currency. Assets and liabilities were translated to U.S. dollars at the period-end exchange rate. Statement of operations amounts were translated using the average rate during the year. Gains and losses resulting from translating foreign currency financial statements are accumulated in other comprehensive income (loss) a separate component of stockholders’ equity.

 Inventory - Finished Goods

Inventory consists of finished products and is stated at the lower of cost or market value. Cost is determined using the First-In, First-Out (FIFO) Method.

Inventory, Ginseng Crops

The Company uses the full absorption costing method to value its Ginseng crops. Included in crop costs are seeds, labor, applicable overhead, and supplies. Common costs are allocated in each period based upon the total number of hectors under cultivation during the period.

The carrying value of the Ginseng crops is reviewed on a regular basis for any impairment in value using management’s best estimate as to expected future market values, yields and costs to harvest.

Property, Plant and Equipment Depreciation

Equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the respective assets. Routine maintenance, repairs and replacement costs are expensed as incurred and improvements that extend the useful life of the assets are capitalized. When equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recognized in operations.

Fair Value of Financial Instruments

The fair value of the Company’s financial instruments, including cash, accounts receivable, prepaid expenses, accounts payable, accrued expenses, other payables and notes payable, approximate their carrying value due to their short maturities.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, title and risk have passed to the customer, the sales price is fixed and determinable and collectiblility is probable, which is generally when the Company delivers the product.

Stock-Based Compensation

Statement of Financial Accounting Standards ("SFAS”) No. 123, “Accounting for Stock-Based Compensation”, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires employee compensation expense to be recorded (1) using the fair value method or (2) using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25,

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2006 AND
THE PERIOD JUNE 24, 2004 (INCEPTION) TO JUNE 30, 2005 AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005 (UNAUDITED)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation

“Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations with pro forma disclosure of what net income and earnings per share would have been if the Company adopted the fair value method. The Company accounts for employee stock based compensation in accordance with the provisions of APB 25.

The Company accounts for stock issued for services using the fair value method. In accordance with Emerging Issues Task Force (“EITF”) 96-18, the measurement date of shares issued for services is the date at which the counterparty’s performance is complete.

Net Income Per Common Share

The Company computes per share amounts in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of basic and diluted EPS. Basic EPS is computed by dividing the income (loss) available to Common Stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of Common Stock and Common Stock equivalents outstanding during the periods.

Income Taxes

The Company follows SFAS No. 109 “Accounting for Income Taxes”. Under this method, the determination of deferred tax assets and liabilities is based on the differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. Deferred tax assets are adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Income tax provisions require the use of management judgments, which are subject to challenge by various taxing authorities. Significant estimates used in accounting for income taxes relate to determination of taxable income and the determination of temporary differences between book and tax bases.

Under Chinese income tax law, companies are subject to corporate income tax (“CIT”) at a rate of 33% on the taxable income as reported in their statutory accounts, which are prepared in accordance with Peoples Republic of China Accounting Regulations. The CIT consists of a State CIT rate at 30% and local CIT rate at 3%. As to State CIT, the Company is entitled to full exemption from such tax for the first two years and a 50% reduction in the next three years, commencing from the first profitable year after offsetting all tax losses carried forward from previous five years. As to local CIT, the local taxing authority has granted a full exemption from such tax commencing from 2004. No provision for CIT has been made as Yanbian Huaxing was approved to enjoy State CIT exemption in full from 2004.

Goodwill and Intangible Assets

Goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired. No impairment of Goodwill was required in 2006 or 2005.

Intangible assets acquired through business acquisitions are recognized as assets separate from goodwill if they satisfy either the "contractual-legal" or "separability" criterion. Intangible assets with definite lives are amortized over their estimated useful lives from one to ten years.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2006 AND
THE PERIOD JUNE 24, 2004 (INCEPTION) TO JUNE 30, 2005 AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005 (UNAUDITED)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets

Long-lived assets and intangible assets to be held and used are reviewed for impairment when events or changes in circumstances indicate that they might not be recoverable. The recoverability of a long-lived or intangible asset to be held and used is evaluated by comparing the carrying amount of the long-lived or intangible asset to its future net undiscounted cash flows. If the long-lived or intangible asset is considered to be impaired, the impairment loss is measured as the amount by which the carrying amount of the long-lived or intangible asset exceeds the fair value of the long-lived or intangible asset. The Company uses estimates and judgments in its impairment tests, and if different estimates or judgments had been utilized, the timing or the amount of the impairment charges could be different. No impairment of long-lived assets or intangible assets to be held and used was recorded in 2005 or 2006.

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (SFAS 153), “Exchanges of Non-monetary Assets.” SFAS 153 amends the guidance in APB No. 29, “Accounting for Non-monetary Assets.” APB No.29 was based on the principle that exchanges of non-monetary assets should be measured on the fair value of the assets exchanged. SFAS 153 amends APB No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 151 is effective for financial statements issued for fiscal years beginning after June 15, 2005. The adoption of SFAS 153 did not have a material effect on the Company’s financial position or results of operations.

In December 2004, the FASB revised Statement of Financial Accounting Standards No. 123 (SFAS 123(R)), “Accounting for Stock-Based Compensation.” The SFAS 123(R) revision established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services and focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It does not change the accounting guidance for share-based payment transactions with parties other than employees. For public entities that file as small business issuers, the revisions to SFAS 123(R) are effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Implementation of SFAS 123(R) is not expected to have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS no. 154, “Accounting Changes and Error Corrections (“SFAS No. 154”) which replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of ABP Opinion No. 28. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. Specifically, this statement requires “retrospective application” of the direct effect for a voluntary change in accounting principle to prior periods’ financial statements, if it is practical to do so. SFAS No. 154 also strictly defines the term “restatement” to mean the correction of an error revising previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and are required to be adopted by the Company in the first quarter of fiscal year 2007. Although we will continue to evaluate the application of SFAS No. 154, management does not currently believe adoption will have a material impact on our results of operations, financial position or cash flows.

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the first quarter of fiscal 2008. The Company is currently evaluating the impact of FIN 48 on its Consolidated Financial Statements.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2006 AND
THE PERIOD JUNE 24, 2004 (INCEPTION) TO JUNE 30, 2005 AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005 (UNAUDITED)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. This statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently in the process of evaluating the effects of the adoption of SFAS 157 on its consolidated results of operations, cash flows, and financial position.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS 158). SFAS 158 requires companies to recognize a net liability or asset and an offsetting adjustment to accumulated other comprehensive income to report the funded status of defined benefit pension and other postretirement benefit plans. SFAS 158 requires prospective application, and the recognition and disclosure requirements are effective for the end of fiscal years ending after December 15, 2006. Additionally, SFAS 158 requires companies to measure plan assets and obligations at their year-end balance sheet date. This requirement is effective for fiscal years ending after December 15, 2008. SFAS 158 is not expected to have a material impact on the Company’s financial statements as the Company does not have any defined benefit pension or other postretirement plans.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, Quantifying Financial Misstatements (“SAB 108”), which expresses the Staff’s views regarding the process of quantifying financial statement misstatements. Registrants are required to quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. The financial statements would require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. SAB 108 is effective for financial statements covering the first fiscal year ending after November 15, 2006. We are currently in the process of evaluating the effects of the adoption of SAB 108 on our consolidated results of operations, cash flows, and financial position.

NOTE C - ACQUISITIONS

Yanbian Huaxing Ginseng Industry Co. Ltd

On November 24, 2004, the Company acquired a 55% interest in Yanbian Huaxing Ginseng Industry Co. Ltd. (“Yanbian Huaxing”) from Dunhua Huaxing Ginseng Industry Co. Ltd. (“Minority Shareholder”) for $200,000 in cash.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2006 AND
THE PERIOD JUNE 24, 2004 (INCEPTION) TO JUNE 30, 2005 AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005 (UNAUDITED)

The fair value of assets acquired based upon independent appraisals were as follows:

NOTE C - ACQUISITIONS (CONTINUED)

Cash	$111,010
Due from related party	64,294
Inventory	163,385
Property, plant, and equipment	163,801
Liabilities assumed	(20,208)
Net assets	482,282
Less: minority interest @ 45%	282,282
Net assets purchased	$200,000

The financial statements for the year ended June 30, 2005 include the results of operations of the acquired company for the period from November 24, 2004 to June 30, 2005.

On September 23, 2005, Dunhua Huaxing Ginseng transferred its 45% interest in Yanbian Huaxing Ginseng Industry Co. Ltd. to the Company without any consideration. In addition, Dunhua Huaxing assigned its 45% sharing of Yanbian Huaxing’s retained earnings up to the date of September 23, 2005 to China Ginseng. This transfer of $529,575 was accounted for as a capital contribution. Previously, this amount was accounted for as Minority Interest. In addition, Dunhua Huaxing assigned its loan of $617,284 due from Yanbian Huaxing to the Company. The Company recorded the assignment of this loan amount as a capital contribution.

Jilin Ganzhi Ginseng Produce Co. Ltd. (Formally known as “Meihekou Ginseng Co. Ltd.”)

On June 19, 2006, the Company acquired a 100% interest in Jilin Ganzhi Ginseng Produce Co. from a third party for $93,364 in cash, resulting in $26,585 of goodwill.

The fair value of assets acquired as determined by an independent valuation specialist were as follows:

Cash	$357
Accounts receivable	680
Other receivable	7,976
Inventory	144,087
Property, plant, and equipment	53,788
Intangible assets	13,762
Liabilities assumed	(153,871)
Net assets	66,779
Less: Purchase Consideration	(93,364)
Goodwill	$26,585

The financial statements for the year ended June 30, 2006 include the results of operations of the acquired company for the period from June 19, 2006 to June 30, 2006. None of the goodwill recorded as part of the acquisition will be deductible for U.S. federal income tax purposes. The purchased intangible assets primarily consist of trade secrets which are being amortized over 10 years.

The unaudited financial information in the table below summarizes the combined results of operations of the Company and Jilin Ganzhi, on a pro forma basis, as though the companies had been combined as of the beginning of each of the fiscal years presented

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2006 AND
THE PERIOD JUNE 24, 2004 (INCEPTION) TO JUNE 30, 2005 AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005 (UNAUDITED)

NOTE C - ACQUISITIONS (CONTINUED)

	Six Months ended December 31, 2006	Six Months ended December 31, 2005	Year Ended June 30, 2006	For the Period June 24, 2004 (Inception) to June 30, 2005
	(Unaudited)	(Unaudited)
Revenue	$1,225,325	$1,392,860	$1,712,922	$1,120,051
Net Profit (Loss)	$421,677	$191,128	205,676	(262,727)
Earnings Per Share- Basic and diluted	$0.01	$0.01	$0.01	$(0.02)

NOTE D - INVENTORY

Inventory is comprised of the following at:

	December 31,	June 30,
	2006	2006
	(Unaudited)
Finished goods	$144,136	$140,659
Ginseng crops	2,886,306	2,270,378
Operating supplies	419,049	379,647
	$3,449,491	$2,790,684

NOTE E - EQUIPMENT

Equipment is comprised of the following at:

	December 31,	June 30,
	2006	2006
	(Unaudited)
Leasehold improvements	$166,628	$164,608
Machinery and equipment	95,867	94,026
Motor vehicles	18,121	11,942
Office equipment	7,677	6,653

	288,293	277,229
Less accumulated depreciation	50,363	41,268
	$237,930	$235,961

Depreciation expense was $3,974 and $17,470 for the six months ended December 31, 2006 and the year ended June 30, 2006, respectively.

NOTE F -INTANGIBLE ASSETS

Intangible assets consist of the patent rights for Ginseng drinks. The cost and amortization as follows:

	December 31,	June 30,
	2006	2006
	(Unaudited)
Cost	$38,787	$38,787
Less accumulated amortization	2,643	690
	$36,144	$38,097

Amortization expense was $1,328 and $115 for the six months ended December 30, 2006 and the year ended June 30, 2006, respectively.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2006 AND
THE PERIOD JUNE 24, 2004 (INCEPTION) TO JUNE 30, 2005 AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005 (UNAUDITED)

NOTE G - RELATED PARTY TRANSACTIONS

Revenue

The Company’s sales revenue is primarily from the fall harvest of Ginseng. For the period ended June 30, 2005, the minority shareholder, prior to transferring assets to the Company subsequent to the acquisition as discussed in Note C to the Financial Statements, received sales orders for the fall harvest. Accordingly, the sales in December 2004 were all sold to the minority shareholder who had received sales orders under specific contracts. In the future, all sales to customers will be made by the Company.

During the year ended June 30, 2006, the Company had $33,485 in sales to an employee of the Company.

Notes Payable - Due to Officers and Directors

Since the date of the acquisition of Yanbian, the officers and directors have advanced the Company $359,799 and $265,342 at December 31, 2006 and June 30, 2006, respectively. These officers and directors are also affiliated with Dunhua Huaxing Ginseng, the former Minority Interest Company. The advances are unsecured, non-interest bearing, and are payable on demand.

NOTE H - STOCKHOLDERS’ EQUITY

On June 24, 2004, the Company, in connection with a private placement, sold 20,000,000 shares of its common stock at $0.01 per share. Total proceeds of $200,000 were received.

In June of 2005, the Company issued 900,000 shares of its common stock to individuals for services rendered. The shares were valued @ $0.20 per share based upon an independent valuation. Accordingly, $177,423 of stock based compensation was recorded in the financial statements. The fair value of the common stock issued was utilized in measuring stock based compensation as this amount was more reliably measurable than the fair value of the consideration received.

In June of 2005, the Company issued 2,100,000 shares of its common stock for consulting services. The shares were valued @ $0.20 per share based upon an independent valuation. Accordingly, $413,987 of stock based compensation was recorded in the financial statements. The fair value of the common stock issued was utilized in measuring stock based compensation as this amount was more reliably measurable than the fair value of the consideration received.

On August 7, 2005, the Company effected a 10 for 1 stock split. At the time of the split, 23,000,000 shares of common stock were issued and outstanding. Shareholders owning 3,000,000 shares of common stock waived their right to receive additional shares as part of the stock split. Accordingly, the stock split was effected on 20,000,000 shares of common stock. All per share and per share information has been retroactively adjusted to reflect the stock split.

On September 23, 2005, the minority shareholders converted their minority interest account of $529,575 to paid- in capital in return for their 45% interest in the Company.

On October 10, 2005, the Company issued 1,200,000 shares of the common stock at $0.32 per share, based upon an independent valuation, to White Pacific Securities for consulting services. Stock based compensation of $386,220 was recorded. The fair value of the common stock issued was utilized in measuring stock based compensation as this amount was more reliably measurable than the fair value of the consideration received.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2006 AND
THE PERIOD JUNE 24, 2004 (INCEPTION) TO JUNE 30, 2005 AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005 (UNAUDITED)

NOTE H - STOCKHOLDERS’ EQUITY (CONTINUED)

In the fourth quarter of 2005, the Company closed a private placement for the sale of 1,675,758 shares of common stock. The stock was sold in a unit offering. Each unit consisted of three shares of common stock and one warrant to purchase a share of common stock. The units were sold at $0.99 per unit and the warrants are exercisable at $0.39 per share over a five year period. The warrants are immediately exercisable. Based upon an independent valuation, the value of the common stock was determined to be $0.32 per share, or $539,322, and the fair value of the warrants to be $0.02 per share, or $13,678.

In connection with the private placement during the fourth quarter of 2005, selling brokers elected to take their commissions in Company stock rather than cash. Accordingly, 166,539 shares and 184,232 warrants were issued to the brokers and included in Additional paid-in capital.

On January 18, 2006, the Company issued 100,000 shares of the common stock at $0.35 per share to Island Stock Transfer for services rendered. Stock based compensation of $34,502 was recorded.

On February 1, 2006, the Company issued 100,000 shares of the common stock at $0.35 per share to White Pacific Securities for consulting services. Stock based compensation of $34,502 was recorded.

On February 1, 2006, the shareholders converted a loan of $617,284 to additional paid in capital.

At June 30, 2006, 798,334 shares were reserved for the future exercise of warrants outstanding.

NOTE I - COMMITMENTS AND CONTINGENCIES

The Company has employment contracts with six individuals including the Chairman of the Board, the President and Chief Executive Officer, and the Chief Financial Officer of the Company. The contracts commenced December 2005 and are in effect for the two years ending December 31, 2007.

The agreement provides for annual salaries of approximately $1,200 per employment contract. The total commitment per year is approximately $6,000.

The Chinese government owns all the land in China. Currently, the Company has grants from the Chinese government for approximately 1,500 hectors of land (3,705 acres) to grow Ginseng. These grants are for twenty years. There is no assurance that the Chinese government will continue to renew these grants in the future.

The Company is obligated to pay $200,000 for the paid up capital of Mudanjiang Huaxing Ginseng Co. Limited for the operations of this subsidiary.

The Company has a lease commitment on its Corporate Office in Changchun City, China for six years. The future lease commitment is approximately $5,000 per year.

NOTE J - CONCENTRATION

Approximately 35% of the Company’s sales for the year ended June 30, 2006 were to one customer.

CHINA GINSENG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED JUNE 30, 2006 AND
THE PERIOD JUNE 24, 2004 (INCEPTION) TO JUNE 30, 2005 AND
FOR THE SIX MONTHS ENDED DECEMBER 31, 2006 AND 2005 (UNAUDITED)

NOTE K - WARRANT AGREEMENTS

The following summarizes the warrants issued in connection with the Company’s private placement:

	Warrants Outstanding	Weighted Average Exercise Price
Balance, June 30, 2005
Granted	798,334	$0.39
Exercised
Cancelled
Balance, June 30, 2006	798,334	$0.39

The fair value of the warrants granted was $0.0245, which was computed using the Black-Scholes option pricing model based upon the weighted average assumptions of:

Risk free rate	4.80%
Volatility	16.79%
Expected life	2.5 years
Dividend yield	0%

At June 30, 2006, the weighted average life of the above warrants was 4.23 years and the weighted average exercise price was $0.39.

NOTE L- SUBSEQUENT EVENT

The Company is in the process of acquiring Tonghua Linyuan Grape Planting Co., Ltd. In December 2006, deposits of $123,000 were paid for the acquisition of Tonghua Linyuan Grape Planting Limited while the agreement has not been signed yet.

NOTE M - UNAUDITED INTERIM FINANCIAL STATEMENTS

The unaudited interim financial statements at December 31, 2006 and 2005 have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the U.S. Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto for the year ended June 30, 2006 and the period June 24, 2004 (Inception) to June 30, 2005. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation of financial position and the results of operations for the six months ended December 31, 2006 and 2005 have been included. Operative results for the six months ended December 31, 2006 are not necessarily indicative of the results that may be expected for the full year.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.

PROSPECTUS
CHINA GINSENG HOLDINGS, INC.

Selling shareholders are offering up to 2,042,297 shares of common stock. The selling shareholders will offer their shares at $.33 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We are also registering an additional 798,334 shares of common stock underlying warrants held by our selling stockholders. The selling shareholders cannot acquire the shares underlying these warrants until our shares are quoted on the OTC Bulletin Board and will be sold thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

We have paid all expenses for registering the securities for a cost currently estimated at $40,000.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the Over the Counter Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation and By-laws, subject to the provisions of Nevada law, contain provisions that allow the corporation to indemnify any person under certain circumstances.

Nevada law provides the following:

17-16-851. Authority to indemnify.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

(i) He conducted himself in good faith; and

(ii) He reasonably believed that his conduct was in or at least Not opposed to the corporation's best interests; and

(iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(iv) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by W.S. 17-16-202(b)(v).

(b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of paragraph (a)(ii) of this section.

(c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(d) Unless ordered by a court under W.S. 17-16-854(a)(iii) a corporation may not indemnify a director under this section:

(i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of this section; or

(ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

(e) Repealed By Laws 1997, ch. 190,ss.3.

17-16-852. Mandatory indemnification.

A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

17-16-853. Advance for expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation:

(i) A written affirmation of his good faith belief that he has met the standard of conduct described in W.S. 17-16-851 or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by W.S. 17-16-202(b)(iv); and

(ii) His written undertaking to repay any funds if he is not entitled to mandatory indemnification under W.S. 17-16-852 and it is ultimately determined that he has not met the standard of conduct described in
W.S. 17-16-851.

(iii) Repealed By Laws 1997, ch. 190,ss.3.

(b) The undertaking required by paragraph (a)(ii) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this section shall be made:

(i) By the board of directors:

(A) If there are two (2) or more disinterested directors, by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; or

(B) If there are fewer than two (2) disinterested directors, by the vote necessary for action by the board in accordance with W.S. 17-16-824(c), in which authorization directors who do not qualify as disinterested directors may participate; or

(ii) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

17-16-854. Court-ordered indemnification and advance for expenses.

(a) A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

(i) Order indemnification if the court determines that the director is entitled to mandatory indemnification under W.S. 17-16-852;

(ii) Order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by W.S. 17-16-858(a); or

(iii) Order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he has not met the standard of conduct set forth in W.S. 17-16-851(a), failed to comply with W.S. 17-16-853 or was adjudged liable in a proceeding referred to in W.S. 17-16-851(d)(i) or (ii), but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the court determines that the director is entitled to indemnification under paragraph (a)(i) of this section or to indemnification or advance for expenses under paragraph (a)(ii) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under paragraph (a)(iii) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

17-16-855. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under W.S. 17-16-851 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the standard of conduct set forth in W.S. 17-16-851.

(b) The determination shall be made:

(i) If there are two (2) or more disinterested directors, by the board of directors by majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum), or by a  majority of the members of a committee of two (2) or more disinterested directors  appointed by such a vote;

(ii) Repealed By Laws 1997, ch. 190,ss.3.

(iii) By special legal counsel:

(A) Selected in the manner prescribed in paragraph (i) of this subsection; or

(B) If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

(iv) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two (2) disinterested directors, authorization of indemnification shall be made by those entitled under paragraph (b)(iii) of this section to select special legal counsel.

17-16-856. Officers.

(a) A corporation may indemnify and advance expenses under this subarticle to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

(i) To the same extent as a director; and

(ii) If he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract, except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(I) Receipt by him of a financial benefit to which he is not entitled;

(II) An intentional infliction of harm on the corporation or the shareholders; or

(III) An intentional violation of criminal law.

(iii) A corporation may also indemnify and advance expenses to a Current or former officer, employee or agent who is not a director to the Extent, consistent with public policy that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

(b) The provisions of paragraph (a)(ii) of this section shall apply to an officer who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under W.S. 17-16-852, and may apply to a court under W.S. 17-16-854 for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Our Articles and By-Laws also provide for indemnification to the fullest extent permitted under Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee*	$500
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses*	$10,000
Miscellaneous*	$4,500
Total*	$40,000

 * Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On June 24, 2004, the Company, in connection with a private placement, sold 20,000,000 shares of its common stock at $0.01 per share. Total proceeds of $200,000 were received. 220 non-US persons purchased in this transaction.

In June of 2005, the Company issued 900,000 shares of its common stock to individuals for services rendered. The shares were valued @ $0.20 per share based upon an independent valuation. Accordingly, $177,423 of stock based compensation was recorded in the financial statements. The fair value of the common stock issued was utilized in measuring stock based compensation as this amount was more reliably measurable than the fair value of the consideration received. 92 non-US persons purchased in this transaction.

In June of 2005, the Company issued 2,100,000 shares of its common stock for consulting services. The shares were valued @ $0.20 per share based upon an independent valuation. Accordingly, $413,987 of stock based compensation was recorded in the financial statements. The fair value of the common stock issued was utilized in measuring stock based compensation as this amount was more reliably measurable than the fair value of the consideration received. 16 no -US persons purchased in this transaction.

On August 7, 2005, the Company effected an 10 for 1 stock split. At the time of the split, 23,000,000 shares of common stock were issued and outstanding. Shareholders owning 3,000,000 shares of common stock waived their right to receive additional shares as part of the stock split. Accordingly, the stock split was effected on 20,000,000 shares of common stock. All per share and per share information has been retroactively adjusted to reflect the stock split. 20 non-US persons purchased in this transaction.

On September 23, 2005, the minority shareholders converted their minority interest account of $529,575 to paid- in capital in return for their 45% interest in the Company. 186 non-US persons purchased in this transaction.

On October 10, 2005, the Company issued 1,200,000 shares of the common stock at $0.32 per share, based upon an independent valuation, to White Pacific Securities for consulting services. Stock based compensation of $386,220 was recorded. The fair value of the common stock issued was utilized in measuring stock based compensation as this amount was more reliably measurable than the fair value of the consideration received.6 US persons purchased in this transaction.

In the fourth quarter of 2005, the Company closed a private placement for the sale of 1,675,758 shares of common stock. The stock was sold in a unit offering. Each unit consisted of three shares of common stock  and one warrant to purchase a share of common stock. The units were sold at $0.99 per unit and the warrants are exercisable at $0.39 per share over a five year period. The warrants are immediately exercisable. Based upon an independent valuation, the value of the common stock was determined to be $0.32 per share, or $539,322, and the fair value of the warrants to be $0.02 per share, or $13,678.12 US persons purchased in this transaction., 1 non-US persons purchased in this transaction., 2 US companies purchased in this transaction.

In connection with the private placement during the fourth quarter of 2005, selling brokers elected to take their commissions in Company stock rather than cash. Accordingly, 166,539 shares and 189,976 warrants were issued to the brokers and included in Additional paid-in capital. 5 US persons purchased in this transaction. 1 non-US persons purchased in this transaction.

In connection with the private placement, the Company incurred $46,000 in professional fees and related commissions which were charged to additional paid in capital.

On January 18, 2006, the Company issued 100,000 shares of the common stock at $0.35 per share to Island Stock Transfer for services rendered. Stock based compensation of $34,502 was recorded. 3 US persons purchased in this transaction.

On February 1, 2006, the Company issued 100,000 shares of the common stock at $0.35 per share to White Pacific Securities for consulting services. Stock based compensation of $34,502 was recorded.1 US persons purchased in this transaction.

On February 1, 2006, the shareholders converted a loan of $617,284 to additional paid in capital.

Share valuations for non-cash transactions above are based upon an Estimated Fair Value of Certain Securities Issued During 2005 and 2006 report prepared by Chartered Capital Advisers, Inc, New York, New York.

With respect to the US sales, we relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

•  None of these issuances involved underwriters, underwriting discounts or commissions;

•  We placed restrictive legends on all certificates issued;

•  No sales were made by general solicitation or advertising;

•  Sales were made only to accredited investors or investors we had reason to believe possessed the knowledge and sophistication to understand the merits and risks of this investment; and

•  All investors were personally known to our officers, directors, or their affiliates

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;

•	We placed Regulation S required restrictive legends on all certificates issued;

•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;

•	No direct selling efforts of the Regulation S offering were made in the United States.

EXHIBITS

Item 2

1. Asset Aquisition Agreement

2. Meihekou City Ginseng Company, Ltd. acquisition agreement

Item 3

1	Articles of Incorporation of China Ginseng Holdings, Inc.

2	By-laws of China Ginseng Holdings, Inc.

Item 4

1	Form of common stock Certificate of the China Ginseng Holdings, Inc. (1)

Item 5

1 Legal Opinion of Williams Law Group, P.A.

Item 10

1	Employment Agrement - Ren

2	Employment Agrement - Liu

3	Employment Agrement - Wang

4	Form of Farmer Agreement

5	White Pacific Agreement

6	Land Rental Agreement

7	Ermu Forestry approval

Item 22

1	Governing document of subsidiaries

Item 23

1 Consent of Meyler and Company LLC
2 Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.

UNDERTAKINGS

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b)(ss.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in  reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Changchun City, China on April 30 ,2007

China Ginseng Holdings, Inc.
By:	Wang Shuchun
Name: Wang Shuchun
Title: Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:
Title	Name	Date	Signature
Principal Executive Officer	Wang Shuchun	April 30 ,2007	/s/ Wang Shuchun
Principal Accounting Officer	Ren Ying	April 30 ,2007	/s/ Ren Ying
Principal Financial Officer	Ren Ying	April 30 ,2007	/s/ Ren Ying

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	NAME	TITLE	DATE

/s/ Liu Changzhen	Liu Changzhen	Chairman of the Board	April 30 ,2007

/s/ Wang Shuchun	Wang Shuchun	Director	April 30 ,2007

/s/ Stephen Lee	Stephen Lee	Director	April 30 ,2007